Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Dated as of April 14, 2006

Among

APPLIED LNG TECHNOLOGIES USA, L.L.C.,
ARIZONA LNG, L.L.C.,
FLEET STAR, INC.,
ALTERNATIVE FUELS TECHNOLOGIES, LLC, and
RENEWABLE ALTERNATIVE FUELS, LLC

(Borrowers)

and

FCC, LLC, d/b/a First Capital

(Lender)

Attachments:

Schedule

Exhibit A - Form of Borrowing Base Certificate

Exhibit B - Form of Compliance Certificate

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of this     day of April, 2006 among APPLIED LNG TECHNOLOGIES USA, L.L.C., a Delaware limited liability company (“Applied LNG”), ARIZONA LNG, L.L.C., a Nevada limited liability company (“Arizona LNG”), FLEET STAR, INC., a Delaware corporation (“Fleet Star”), ALTERNATIVE FUELS TECHNOLOGIES, LLC, a Texas limited liability company (“Alternative Fuels”), RENEWABLE ALTERNATIVE FUELS, LLC, a Delaware limited liability company (“Renewable Alternative”; Applied LNG, Arizona LNG, Fleet Star, Alternative Fuels and Renewable Alternative are referred to herein individually as a “Borrower” and collectively as the “Borrowers”), and FCC, LLC, d/b/a FIRST CAPITAL, a Florida limited liability company (“Lender”).

RECITALS:

WHEREAS, Borrowers have requested that Lender provide Borrowers with a secured lending facility; and

WHEREAS, Lender is willing to provided a secured lending facility to Borrowers on the terms set forth herein, which secured lending facility Borrowers will use for the purposes permitted hereunder; and

WHEREAS, in order to utilize the financial powers of Borrowers in the most efficient and economical manner, and in order to facilitate the financing of Borrowers’ working capital needs, Lender will, at the request of Borrowers, extend financial accommodations to Borrowers based on the combined borrowing base of Borrowers in accordance with the provisions set forth in this Agreement; and

WHEREAS, Borrowers are affiliated by common ownership, Borrowers’ business is a mutual and collective enterprise and Borrowers believe that the consolidation of all loans and other financial accommodations under this Agreement will enhance the aggregate borrowing powers of Borrowers and facilitate the administration of their loan relationship with Lender, all to the mutual advantage of Borrowers; and

WHEREAS, each Borrower acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to Borrowers as provided in this Agreement, by virtue of Borrowers’ various inter-relationships as joint guarantors or joint obligors and the beneficiaries thereof, as lessors and lessees, as suppliers and customers, and as joint venturers; and

WHEREAS, Lender’s willingness to extend financial accommodations to Borrowers, and to administer Borrowers’ collateral security therefor, on a combined basis as more fully set forth in this Agreement, is done solely as an accommodation to Borrowers and at Borrowers’ request and in furtherance of Borrowers’ mutual and collective enterprise.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows.

1.             Definitions.  For purposes of this Agreement:

“Accounts” means all presently existing or hereafter arising accounts receivable due any Borrower (including medical and health-care-insurance receivables), book debts, notes, drafts and acceptances and other forms of obligations now or hereafter owing to any Borrower, whether arising from the sale or lease of goods or the rendition of services by such Borrower (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of any Borrower’s rights in, to and under all purchase orders now or hereafter received by such Borrower for goods and services, all proceeds from the sale of Inventory, all monies due or to become due to any Borrower under all contracts for the sale or lease of goods or the rendition of services by such Borrower (whether or not yet earned) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing, and all goods returned to or reclaimed by any Borrower that correspond to any of the foregoing.

“Affiliate” means, with respect to a Person, (a) any family member, officer, director, member, manager, employee or managing agent of such Person, and (b) any other Person (i) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) that, directly or indirectly beneficially owns or holds 10% or more of any class of voting stock, membership interest, or partnership interest or other interest of such Person or any subsidiary of such Person, or (iii) 10% or more of the voting stock, membership interest, partnership interest or other interest of which is directly or indirectly beneficially owned or held by such Person or a subsidiary of such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

“Agreement Date” means the date as of which this Agreement is dated.

“Apollo Resources” means Apollo Resources International, Inc., a Utah corporation.

“Borrowers’ Agent” means Applied LNG, in its capacity as agent for Borrowers in accordance with Section 2(o).

“Borrowing Base” has the meaning set forth in Item 1 of the Schedule.

“Borrowing Base Certificate” means the certificate, substantially in the form of Exhibit A, with appropriate insertions, to be submitted to Lender by Borrowers’ Agent pursuant to this Agreement and certified as true and correct.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of Oklahoma or which is a day on which Lender is otherwise closed for transacting business with the public.

“Collateral” has the meaning set forth in Section 5(a).

“Customer” means any customer of any Borrower.

“Default” has the meaning set forth in Section 13(a).

“Eligible Accounts” means those Accounts arising from the sale of Inventory or performance of services in the ordinary course of the applicable Borrower’s business; provided, however, that Eligible Accounts shall not include the following:

(a)           any Account which has remained unpaid for more than the number of days specified in Item 2(a) of the Schedule;

(b)           Accounts with respect to which the Customer is an Affiliate of any Borrower;

(c)           Accounts with respect to which services or goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Customer may be conditional;

(d)           Accounts with respect to which the Customer (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States of America or any state thereof; or (iii) is the government of any foreign country or of any state, province, municipality, or other political subdivision thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to Lender in its discretion;

(e)           any and all Accounts as to which the perfection, enforceability, or validity of Lender’s Collateral or security interest in such Account, or Lender’s right or ability to obtain direct payment to Lender of the proceeds of such Account, is governed by any federal or state statutory requirements other than those of the Uniform Commercial Code, including any Account subject to the Federal Assignment of Claims Act of 1940; provided, however, that an Account shall not be deemed ineligible by reason of this clause (e) if Borrowers have completed all of the steps necessary, in the discretion of Lender, to comply with the Federal Assignment of Claims Act of 1940 with respect to such Account;

(f)            Accounts which may be subject to offset or recoupment by the Customer, whether as the result of goods sold or services rendered by the Customer to any Borrower, any contractual arrangement between the Customer and any Borrower (including any lease) or otherwise;

(g)           those Accounts where Lender, in Lender’s discretion, has notified Borrowers’ Agent that the Account or Customer is not acceptable to Lender;

(h)           all of the Accounts owed by a Customer if the aggregate outstanding dollar amount of such Accounts not considered as Eligible Accounts under clause (a) above is equal to or greater than the Cross Aging Percentage specified in Item 2(b) of the Schedule;

(i)            Accounts for which services have not yet been rendered to the Customer or the goods sold have not yet been delivered to the Customer (commonly referred to as “pre-billed accounts”);

(j)            Accounts owed by a Customer not previously approved in writing by Lender where the dollar value for the aggregate amount of Accounts owed by such Customer is greater than the percentage of Borrowers’ Eligible Accounts specified in Item 2(c) of the Schedule, but only to the extent of such excess;

(k)           any Account with respect to all or part of which a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(l)            any Account with respect to which the applicable Borrower has extended the time for payment without the consent of Lender;

(m)          any Account with respect to which any one or more of the following events has occurred to the Customer on such Account:  death or judicial declaration of incompetency of a Customer who is an individual; the filing by or against the Customer of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Customer for the benefit of creditors; the appointment of a receiver or trustee for the Customer or for any of the assets of the Customer, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; the institution by or against the Customer of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Customer; the sale, assignment, or transfer of all or any material part of the assets of the Customer; the nonpayment generally by the Customer of its debts as they become due; or the cessation of the business of the Customer as a going concern;

(n)           any Account which arises out of finance or similar charges;

(o)           any Account in which Lender does not have a duly perfected, first-priority security interest, subject to no other Lien;

(p)           any Account which arises under a contract or arrangement covered by a performance or surety bond on behalf of any Borrower, unless the Person providing such performance or surety bond has delivered an acceptable Lien waiver to Lender; or

(q)           any Account which is evidenced by a note, draft, trade acceptance, or other instrument for the payment of money where such instrument, document, chattel paper, note, draft, trade acceptance or other instrument has not been endorsed and delivered by Borrowers to Lender.

“Equipment” means all of each Borrower’s machinery, apparatus, equipment, motor vehicles, tractors, trailers, rolling stock, fittings, fixtures and other tangible personal property of every kind and description, together with all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

“General Intangibles” means all of each Borrower’s present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of each Borrower (including payment intangibles and any and all choses or things in action, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, software, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) other than Goods and Accounts, as well as each Borrower’s books and records relating to any of the foregoing.

“Goods” means all of each Borrower’s present and hereafter acquired goods, as defined in the UCC, wherever located, including imbedded software to the extent included in “goods” as defined in the UCC, manufactured homes, and standing timber that is cut and removed for sale.

“Guarantor” means Apollo Resources, Apollo LNG, Inc., TxHLDM, Inc. and any other Person that has guaranteed all or any part of the Obligations.

“Inventory” means all of each Borrower’s inventory as defined in the UCC, together with all of each Borrower’s present and future inventory, including goods held for sale or lease or to be furnished under a contract of service and all of each Borrower’s present and future raw materials, work in process, finished goods, shelving and racking upon which the inventory is stored and packing and shipping materials, wherever located, and any documents of title representing any of the above.

“Lien” means any security interest, security title, mortgage, deed to secure debt, deed of trust, lien, pledge, charge, conditional sale or other title retention agreement, or other encumbrance of any kind in respect of any property, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Loan” means any Revolving Loan, the Term Loan or any other loan made by Lender to Borrowers pursuant to this Agreement, and “Loans” means all such loans collectively.

“Loan Documents” means, collectively, this Agreement and any other agreements, instruments, certificates (including any Borrowing Base Certificate) or other documents entered into in connection with this Agreement, including collateral documents, letter of credit agreements, security agreements, pledges, pledge agreements, guaranties, mortgages, deeds of trust, assignments and subordination agreements, and any other agreement executed by any Obligor or any Affiliate of any Obligor pursuant hereto or in connection herewith.

“Maximum Line Amount” means $3,000,000.

“Negotiable Collateral” means all of each Borrower’s present and future letters of credit, advises of credit, notes, drafts, instruments, and documents, including, without limitation, bills of lading, leases, and chattel paper, and Borrower’s books and records relating to any of the foregoing.

“Obligations” means all indebtedness, obligations and liabilities of any Borrower to Lender and its Affiliates of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, including any overdrafts, whether for payment or performance, now existing or hereafter arising, whether presently contemplated or not, regardless of how the same arise, or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, but not limited to, all Loans (including all modifications, renewals and extensions thereof), all indebtedness arising from any derivative transactions, all undertakings to take or refrain from taking any action, all indebtedness, liabilities or obligations owing from any Borrower to others which Lender may have obtained by purchase, negotiation, discount, assignment or otherwise, and all interest, taxes, fees, charges, expenses and attorney’s fees (whether or not such attorney is a regularly salaried employee of Lender or any of its Affiliates) chargeable to any Borrower or incurred by Lender under this Agreement or any other document or instrument delivered in connection herewith.

“Obligor” means each Borrower, Guarantor, any validity guarantor or any other Person primarily or secondarily, directly or indirectly, liable on any of the Obligations.

“Permitted Liens” means (a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and for which appropriate reserves have been established in accordance with GAAP; (b) deposits or pledges to secure (i) statutory obligations, (ii) surety or appeal bonds, or (iii) bonds for release of attachment, stay of execution or injunction; (c) statutory Liens on property arising in the ordinary course of business which, in the aggregate, do not materially impair the use of such property or materially detract from the value of such property; (d) Liens existing on the Agreement Date and described on Item 3 of the Schedule; (e) Liens on Equipment securing all or part of the purchase price of such Equipment; provided, however, that (i) such Lien is created contemporaneously with the acquisition of such Equipment, (ii) such Lien attaches only to the specific items of Equipment so acquired, and (iii) such Lien secures only the indebtedness incurred to acquire such Equipment; and (f) Liens in favor of Lender.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Revolving Loan” means a revolving loan made by Lender to Borrowers pursuant to Section 2(a) hereof.

“Subordinated Debt” means all of the indebtedness owed by any Borrower to any other Person, the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a subordination agreement approved by Lender in its discretion.

“Term Loan” means the term loan made to Borrowers by Lender in one or more installments in an aggregate principal amount of up to $5,000,000 pursuant to Section 2(e) hereof.

“Term Loan Conditions Precedent” means each of the following conditions precedent, each of which must be satisfied in a manner satisfactory to Lender in its sole discretion, including, in the case of agreements or other documents, the requirement that such agreements and documents be in form, substance and effect satisfactory to Lender in its discretion:

(a)           No Default shall exist under this Agreement;

(b)           Lender shall have received landlord’s, warehouseman’s or other bailee waivers for each location of at which any Borrower maintains any Equipment (including any location owned or controlled by any Customer);

(c)           Lender shall have received an appraisal of the Equipment in form, substance and detail satisfactory to Lender, and, after giving effect to the contemplated installment of the Term Loan, the aggregate outstanding principal balance of the Term Loan shall not exceed 65% of the orderly liquidation value of Borrowers’ Equipment (determined by an appraiser designated by Lender) on which Lender has a perfected, first-priority security interest, subject to no other Lien;

(d)           Lender shall have received the original certificates of title for all motor vehicles and other assets of each Borrower which are subject to a certificate of title, together with all agreements, documents, certificates, applications and other items necessary to cause a new certificate of title to be issued showing a Borrower as the owner of such vehicle or other asset and Lender as the sole lienholder with respect thereto;

(e)           Lender shall have received legal descriptions for and the name and address of the record owner of each place of business of each Borrower and any other location of any

Borrower’s Equipment, together with any other information necessary in order to enable Lender to have UCC fixture filings recorded for all such locations;

(f)            Lender shall have received evidence that each Borrower and the Equipment is covered by insurance in such amounts, against such risks and by such insurance companies as may be acceptable to Lender in its discretion;

(g)           Lender shall have received such additional agreements, certificates, instruments, financing statements, Lien releases and other items as Lender may reasonably request in connection with the Term Loan or the creation or perfection of a first-priority, perfected security interest in each Borrower’s Equipment, subject to no other Lien, and to enable Lender to exercise its rights and remedies with respect thereto; and

(h)           Lender shall be satisfied that no event or circumstance has occurred that could reasonably be expected to have a material adverse effect on the Collateral or the financial condition, business or prospects of any Borrower.

“Term Loan Prepayment Fee” means, in connection with any prepayment of the Term Loan, whether partial or complete, and whether voluntary or mandatory, an amount equal to 5% of the principal balance of the Term Loan being prepaid; provided, however, that the aggregate amount of the Term Loan Prepayment Fee shall not exceed $50,000.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Oklahoma or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

Other Definitional Provisions.  References to the “Schedule” or any “Section” or “Exhibit” refer to the Schedule or a section or exhibit, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement: words importing any gender include the other genders; the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any Person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such Persons; any and all terms which are defined in the UCC and are not defined herein shall be construed and defined in accordance with the definition of such terms under the UCC; all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; all references to time of day shall refer to Oklahoma City, Oklahoma time; and all references to financial calculations or statements on a “consolidated” basis mean calculations or statements that reflect information and results with respect to Borrowers and no other Person.

2.             Borrowing.

(a)           Amount Available to Be Borrowed.  From time to time any Borrower may request, and Lender will, subject to the other terms and conditions of this Agreement, lend to Borrowers up to an amount equal to the Borrowing Base at any time.  Borrowed amounts that are repaid may be reborrowed upon the terms and conditions of this Agreement.

(b)           Standards.  Lender will determine eligibility and the loan value of Collateral, in its sole discretion, consistent with Lender’s experience, prudent business judgment and standards of commercial reasonableness applicable to asset-based credits and in good faith.  Any Revolving Loans requested by any Borrower and made by Lender or at any time outstanding in excess of the Borrowing Base or any other limitation set forth in this Agreement will, nevertheless, be subject to the terms of this Agreement, will constitute Obligations for all purposes and be entitled to the benefits of the Collateral.

(c)           Persons Authorized to Request Loans.  Borrowers hereby authorize and direct Lender to make Loan advances to or for the benefit of Borrowers upon receipt of instructions from any of the persons listed on Item 4 of the Schedule.  Lender shall have no liability whatsoever to any Borrower or any other Person for acting upon any such instructions which Lender, in good faith, believes were given by any such person, and Lender shall have no duty to inquire as to the propriety of any disbursement.  Lender is hereby authorized to make the Loans provided for herein based on instructions received from any such person by facsimile, electronic mail, or other written communication, or by telephone (confirmed in writing, but subject to the proviso in the last sentence of this paragraph).  Although Lender shall make a reasonable effort to determine the person’s identity, Lender shall not be responsible for determining the authenticity of any such instructions, and Lender may act on the instructions of anyone it perceives to be one of the persons authorized to request Loans hereunder.  Lender shall have the right to accept the instructions of any of the foregoing persons unless and until Lender actually receives from Borrowers’ Agent (in accordance with the notice provisions of this Agreement) written notice of termination of the authority of that person.  Borrowers may change persons designated to give Lender borrowing instructions only by causing Borrowers’ Agent to deliver to Lender written notice of such change.  Borrowers will ensure that each telephone instruction from any person designated in or pursuant to this paragraph shall be followed by written confirmation of the request for disbursement in such form as Lender makes available to Borrowers from time to time for such purpose; provided, however, that Borrowers’ failure to provide written confirmation of any telephonic instruction shall not invalidate such telephonic instruction.

(d)           Application of Remittances.  Borrowers will use only invoices in forms that Lender has approved, and Borrowers’ billings on such invoices will be conclusive evidence of assignment and transfer hereunder to Lender of the Accounts represented thereby, whether or not any Borrower executes any other instrument with regard to any specific Account.  Borrowers will cause the proceeds of Accounts to be forwarded by all Customers directly to a lockbox designated by Lender.  Such lockbox shall be maintained by a bank designated by Lender and all payments received in such lockbox shall be deposited in a bank account in Lender’s name and owned by Lender at such designated bank for application to the Obligations.  All checks or other remittances received by any Borrower for application to Accounts will be received by such Borrower in trust for Lender, and such Borrower will turn over to Lender the identical remittances as speedily as possible, appropriately endorsed, if necessary.  As compensation to Lender for delays in the collection and clearance of such checks, Borrowers agree to pay interest on each remittance, including wire transfers, from the date of Lender’s receipt thereof plus the number of days set forth on Item 5 of the Schedule at the rate applicable to Revolving Loans outstanding hereunder, as set forth in Section 3 below.  Borrowers will account fully and faithfully for and promptly pay or turn over to Lender proceeds in whatever form received of the sale or other disposition of any Collateral, and Borrowers agree that the inclusion of proceeds in “Collateral” will not be deemed to mean that Lender consents to any Borrower’s disposition of Collateral other than in accordance with the terms of this Agreement.

(e)           Term Loan.  Upon the terms and subject to the conditions of, and in reliance upon the representations and warranties made under, this Agreement, Lender agrees to make the Term Loan to Borrowers in installments as follows:  (a) Lender shall advance $4,000,000 to Borrowers on the Agreement Date, and (b) Lender shall advance the remaining $1,000,000 to Borrower not more than 5 Business Days following Borrowers’ Agent’s written request therefor; provided, however, that Lender shall have no obligation to advance either installment of the Term Loan unless all Term Loan Conditions Precedent are satisfied; provided, further, that in the event that Lender makes the initial $4,000,000 advance of the Term Loan prior to the satisfaction of all Term Loan Conditions Precedent, Lender shall not be precluded from refusing to advance the subsequent $1,000,000 installment of the Term Loan to Borrowers based on the fact that the Term Loan Conditions Precedent are not fully satisfied.  Subject to the satisfaction of the conditions precedent specified in this Agreement, Lender will disburse each installment of the Term Loan by wire transfer in immediately available funds to such account as may be agreed upon by Borrowers and Lender.  Lender shall have no obligation to advance more than $5,000,000 to Borrowers with respect to the Term Loan, and the fact that Lender has agreed to advance the Term Loan in installments shall not be construed to imply that Borrowers may re-borrow any portion of the Term Loan that has been repaid.

(f)            Repayment of Term Loan.  Borrowers shall repay the Term Loan in the manner described in Item 6 of the Schedule.

(g)           Prepayment of Term Loan.

(i)           Voluntary Prepayment.  Borrowers shall have the right, after the first anniversary of the initial date of funding, upon at least fifteen Business Days’ prior written notice to Lender, to prepay the Term Loan.  On the prepayment date, Borrowers shall pay interest on the amount prepaid, accrued to the prepayment date, together with the Term Loan Prepayment Fee.  Any notice of prepayment given by Borrowers hereunder shall be irrevocable, and the amount to be prepaid (including accrued interest and the Term Loan Prepayment Fee) shall be due and payable on the date designated in the notice.

(ii)          Mandatory Prepayment.  Borrowers shall be obligated to prepay the Term Loan in full upon (A) termination of this Agreement, and (B) any acceleration of the maturity of the Term Loan or the facility for Revolving Loans contemplated hereby.  Any obligation of Lender to advance any remaining portion of the Term Loan shall terminate automatically upon either of the events specified in the preceding sentence.  Additionally, Borrowers shall be required to repay the Term Loan to the extent of any proceeds from any sale or other disposition of any Equipment (it being understood that this clause (ii) shall not be construed to permit any Borrower to sell or otherwise dispose of any Equipment without Lender’s prior written consent), in each case within three Business Days of the receipt thereof.  Additionally, if at any time for any reason, the outstanding principal balance of the Term Loan exceeds an amount equal to 65% of the orderly liquidation value of Borrowers’ Equipment on which Lender has a perfected, first-priority security interest, Borrowers will immediately, without notice or demand, repay the Term Loan in an amount equal to such excess.  Any prepayment of the Term Loan (in whole or in part, and whether mandatory or voluntary) shall be accompanied by all accrued and unpaid interest on the Term Loan and the Term Loan Prepayment Fee.

(h)           Conditions to Obligation to Make Loans.  Borrowers acknowledge that Lender’s obligation to make Loans to Borrowers (or to issue or create or cause the issuance or creation by Lender or its Affiliates of letters of credit or acceptances for any Borrower’s account) is subject to the following terms and conditions:

(i)            Lender has no obligation to make the initial Loan to Borrowers or to extend any other financial accommodation to any Borrower unless and until each condition precedent specified on Item 7 of the Schedule has been fulfilled to Lender’s satisfaction.

(ii)           Lender’s obligation to make any Loans to Borrowers and extend other financial accommodations to Borrowers (including the initial Loans) is subject to the conditions that, as of the date of any such Loan or other accommodation, no Default will have occurred and be continuing hereunder, there will have occurred no material adverse change in any Borrower’s financial condition or operations or in any Borrower’s business prospects as compared to the state of facts existing on the Agreement Date, and Borrowers’ representations and warranties set forth in this Agreement (including any amendment, modification, supplement or extension hereof) will be true and correct as if made on and as of the date of each subsequent credit request.  Each request for a Loan or other financial accommodation by any Borrower will be deemed to be a reaffirmation of all of Borrowers’ warranties and representations hereunder.

(i)            Repayment of Loans.  In the event of any breach by any Borrower of any provision hereof or upon termination of this Agreement, Borrowers will repay upon demand all of the Obligations.  If no demand is earlier made, Borrowers will repay all Obligations in full, without demand or notice, on the last day of the term of this Agreement (as provided in clause (j) below).  If at any time for any reason, the aggregate outstanding principal amount of all Revolving Loans exceeds the Borrowing Base or any other limitation on the amount available to be borrowed hereunder, Borrowers will immediately, without notice or demand, repay the outstanding principal amount of the Revolving Loans, together with accrued and unpaid interest on the amount repaid, in an amount equal to such excess.  Borrowers shall make each payment required hereunder or under any other Loan Document without setoff, deduction or counterclaim.

(j)            Maturity.  This Agreement will continue in full force and effect from the Agreement Date until the termination date provided for in Item 8 of the Schedule.

(k)           Voluntary Termination.  Borrowers may terminate this Agreement after the first anniversary of the initial date of funding upon 60 days’ prior written notice from Borrowers’

Agent to Lender.  On the date specified in such notice, termination will be effective, so long as Borrowers have paid to Lender, in same day funds, an amount equal to the aggregate principal amount of all Loans outstanding on such date, together with accrued interest thereon, the originals of all letters of credit and bankers acceptances, if any, issued, created or guaranteed by Lender or any of its Affiliates for any Borrower’s account have been returned for cancellation or have been presented and paid by Borrowers or other arrangements satisfactory to Lender have been made, all other Obligations outstanding and unpaid have been paid in full in cash, and Borrowers have provided Lender an indemnification agreement satisfactory to Lender with respect to returned and dishonored items and such other matters as Lender shall require.

(l)            Termination on Default.  Notwithstanding the foregoing, should a Default occur and be continuing, Lender will have the right to terminate this Agreement at any time without notice.

(m)          Survival.  Notwithstanding termination, all the terms, conditions, and provisions hereof (including Lender’s security interest in the Collateral, but excluding any obligations of Lender hereunder) will continue to be fully operative until all Obligations have been fully disposed of, concluded, paid, satisfied, and liquidated.

(n)           Payments as Loans.  Borrowers’ failure to pay any amount due from Borrowers under this Agreement or any other Loan Document, whether for principal, interest, fees, premiums, costs, expenses or otherwise, shall be deemed to be a request by Borrowers for a Revolving Loan hereunder, and Lender may charge Borrowers’ loan account for any such amount.  Additionally, if Lender determines in its discretion that extensions of credit are necessary to protect the Collateral, Lender is hereby authorized to make such extensions of credit and charge them to Borrowers’ loan account as a Revolving Loan.

(o)           Borrowers’ Agent.  Each Borrower other than Applied LNG hereby appoints Applied LNG, and Applied LNG shall act under this Agreement and the other Loan Documents, as, the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting Loans and receiving account statements and other notices and communications to Borrowers (or any of them) from Lender.  Lender may rely, and shall be fully protected in relying, on any request for an advance, disbursement instruction, report, information or any other notice or communication made or given by Applied LNG, whether in its own name, as Borrowers’ Agent, or on behalf of one or more Borrowers, and Lender shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected, provided, that the provisions of this paragraph shall not be construed so as to preclude any Borrower from taking actions permitted to be taken by a “Borrower” hereunder.

(p)           Joint and Several Liability.

(i)            All Loans made to Borrowers and all of the other Obligations of Borrowers, including all interest, fees and expenses with respect thereto, shall constitute one joint and several direct and general obligation of all Borrowers.  Notwithstanding anything to the contrary contained herein, each Borrower shall be jointly and severally, with each other

Borrower, directly and unconditionally liable to Lender for all Obligations, it being understood that the advances to each Borrower inure to the benefit of all Borrowers, and that Lender is relying on the joint and several liability of Borrowers as co-makers in extending the Loans hereunder.  Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation payable to Lender, it will forthwith pay the same, without notice or demand, unless such payment is then prohibited by application of law (provided such Obligation shall not be extinguished by any such prohibition).

(ii)           No payment or payments made by any Borrower or any other Person or received or collected by Lender from any Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Borrower under this Agreement, and each Borrower shall remain liable for all of the Obligations until the Obligations are paid in full.

(q)           Obligations Absolute.  Each Borrower agrees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lender with respect thereto, unless such payment is then prohibited by applicable law (provided such Obligation shall not be extinguished by any such prohibition.)  All Obligations shall be conclusively presumed to have been created in reliance hereon.  The Obligations and other liabilities under this Agreement and the other Loan Documents shall be absolute and unconditional irrespective of:  (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto; (b) any change in the time, manner or place of payments of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver thereof or any consent to departure therefrom, including any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise; (c) any taking, exchange, release of or non-perfection in any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations; (d) any change, restructuring or termination of the corporate structure or existence of any Borrower; or (e) any other circumstance which may otherwise constitute a defense available to, or a discharge of, any Borrower.  This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

(r)            Waiver of Suretyship Defenses.  Each Borrower agrees that the joint and several liability of Borrowers provided for in this Agreement shall not be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which one or more other Borrowers may hereafter agree (other than an agreement signed by Lender specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatever with one or more other Borrowers or with any other Person, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance.  The liability of each Borrower is direct and unconditional as to all of the Obligations and may be enforced without requiring Lender first to resort to any other right, remedy or security.  Each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice (except to the extent expressly provided for herein or in another Loan Document) with respect to any of the Obligations, this Agreement or any other Loan Document and any requirement that Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any Collateral.

(s)           Contribution and Indemnification among Borrowers.  Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement.  To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then, to the extent that such Borrower has not received the benefit of such repaid Obligations (whether through an inter-company loan or otherwise), the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which fraction is the sum of the Allocable Amounts of all of the Borrowers.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the greater of (a) the amount of such repaid Obligations actually received by such Borrower (whether through an inter-company loan or otherwise), and (b) the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Title 11 of the United States Code (the “Bankruptcy Code”), Section 2 of the Uniform Fraudulent Transfer Act (the “UFTA”), or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 4 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA.  All rights and claims of contribution, indemnification and reimbursement under this paragraph shall be subordinate in right of payment to the prior payment in full of the Obligations.

3.             Interest and Fees.

(a)           Interest on Loans.  Borrowers will pay Lender or, at Lender’s option, Lender may charge Borrowers’ loan account with, interest on the average daily net principal amount of Loans outstanding hereunder, calculated monthly and payable on the first day of each calendar month, at a rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the greater of (i) 5.5% plus the interest margin specified in Item 9 of the Schedule, and (ii) the Prime Rate plus the interest margin specified in Item 9 of the Schedule.  The “Prime Rate” is, at any time, the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks).  In the event that The Wall Street

Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates.  In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the three (3) largest U.S. money center commercial banks, as determined by Lender.  The “Prime Rate” may not be the lowest or best rate at which Lender calculates interest or extends credit.  Any change in the Prime Rate shall be effective for purposes of calculating interest hereunder as of the date of such change.

(b)           Default Interest.  To the extent permitted by law and without limiting any other right or remedy of Lender hereunder, whenever there is a Default under this Agreement, the rate of interest on the unpaid principal balance of the Obligations shall, at the option of Lender, be increased by adding the default margin identified on Item 10 of the Schedule to the interest rate otherwise in effect hereunder.  Lender may charge such default interest rate retroactively beginning on the date the applicable Default first occurred or existed.  Borrowers acknowledge that:  (i) such additional rate is a material inducement to Lender to make the Loans described herein; (ii) Lender would not have made the Loans in the absence of the agreement of Borrowers to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Lender that the Loans will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (A) the cost to Lender in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the Loans, and (B) compensation to Lender for losses that are difficult to ascertain.  In the event of termination of this Agreement by either party hereto, Lender’s entitlement to this charge will continue until all Obligations are paid in full.

(c)           Fees.  Borrowers will pay to Lender the fees set forth in Item 11 of the Schedule.

(d)           No Usury.  Borrowers acknowledge that Lender does not intend to reserve, charge or collect interest on money borrowed under this Agreement at any rate in excess of the rates permitted by applicable law and that, should any interest rate provided for in this Agreement exceed the legally permissible rate(s), the rate will automatically be reduced to the maximum rate permitted under applicable law.  If Lender should collect any amount from Borrowers which, if it were interest, would result in the interest rate charged hereunder exceeding the maximum rate permitted by applicable law, such amount will be applied to reduce principal of the Obligations or, if no Obligations remain outstanding, will be refunded to Borrowers.

(e)           Monthly Statements.  Lender will render a statement to Borrowers’ Agent each month for Loans, payments, and other transactions pursuant to this Agreement, and such statement rendered by Lender will be binding upon all Borrowers unless Lender is notified in writing to the contrary within 30 days after the date such statement is rendered.

4.             Representations and Warranties of Borrowers.

(a)           Authority, Compliance with Laws, Litigation, No Material Adverse Change, Etc.  Borrowers represent and warrant to Lender that:  (i) each Borrower’s exact legal name, type of organization, state of organization and organizational identification number are fully and accurately set forth on Item 12 of the Schedule, and each Borrower is duly organized and validly existing under the laws of its state of organization; (ii) the execution, delivery, and performance of this Agreement and the other Loan Documents are within each Borrower’s corporate or limited liability company powers, have been duly authorized, do not violate any Borrower’s constituent documents, any law or regulation, including without limitation, any law or regulation relating to occupational health and safety or protection of the environment, applicable to any Borrower, or any indenture, agreement, or undertaking to which any Borrower is a party or by which any Borrower or any Borrower’s property is bound; (iii) this Agreement and the other Loan Documents to which any Borrower is a party constitute valid, binding and enforceable obligations of each Borrower party thereto in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws applicable to creditors’ rights generally or by generally applicable equitable principles affecting the enforcement of creditors’ rights; (iv) no Borrower has any subsidiaries or other investments in other Persons, except as set forth on Item 13 of the Schedule; (v) each Borrower is in compliance in all material respects with all laws, rules and regulations applicable to such Borrower, including laws, rules or regulations concerning the environment, occupational health and safety and pensions or other employee benefits; (vi) except as set forth on Item 14 of the Schedule, there is no litigation or investigation pending against any Borrower (or, so far as any Borrower is aware, threatened) which, if it were decided adversely to such Borrower, could reasonably be expected to have a material adverse effect on such Borrower, such Borrower’s financial or operational condition or such Borrower’s prospects (taking into account any insurance coverage that has been acknowledged by the insurer); (vii) other than debt that is to be repaid from the proceeds of the first advance hereunder, no Borrower is indebted to any other Person for money borrowed nor has any Borrower issued any guaranty of payment or performance by any other Person, except as set forth on Item 15 of the Schedule; (viii) since the date of the financial statements of Borrowers most recently delivered to Lender, there has been no material adverse change in any Borrower’s business, any Borrower’s financial or operational condition or any Borrower’s business prospects; and (ix) each Borrower is, and after giving effect to the initial Loans under this Agreement and the application of the proceeds of such Loans each Borrower will be, solvent and has sufficient revenues to pay such Borrower’s obligations as they come due and adequate capital with which to conduct such Borrower’s business.

(b)           Title to Assets, Other Collateral Matters.  Borrowers represent and warrant to Lender that:  (i) Borrowers have good and marketable title to the Collateral, free of all Liens except for Permitted Liens, and no financing statement, mortgage, notice of Lien, deed of trust, security agreement, or any other agreement or instrument creating or giving notice of any Lien against any of the Collateral has been signed, authorized or delivered by any Borrower, except in Lender’s favor or with respect to Permitted Liens; (ii) with regard to each Account as it arises, except as set forth on a Borrowing Base Certificate including such Account:  (A) Borrowers will have made delivery of the goods or will have rendered the services ordered; (B) the Customer will have accepted the goods and/or services; and (C) no Customer dispute will exist in any respect, including, without limitation, disputes as to price, terms, warranties, quantity or quality, and claims of set-off, release from liability or defense based upon any act of God or a public enemy or war or because of the requirements of law or of rules, orders, or regulations having the force of law; (iii) all Inventory is in good condition, meets all applicable governmental standards and is currently usable or saleable in the ordinary course of the applicable Borrower’s business for a price approximating at least such Borrower’s cost thereof; (iv) all Equipment is in good condition and state of repair, ordinary wear and tear excepted; (v) all Collateral meets applicable government standards; (vi) since December 7, 2005, except as set forth on Item 16 of the Schedule (A) no Borrower has used any other legal, trade or fictitious names, and (B) no Borrower has been a party to any merger or purchased assets from any other Person other than in the ordinary course of business; and (vii) each Borrower’s chief executive office and principal place of business, all Inventory, all Equipment and all other Collateral is located at the addresses (including the county) set forth on Item 17 of the Schedule and has not been located at any other location during the five year period prior to the Agreement Date.

(c)           Ownership Structure.  Borrowers represent and warrant that (i) Item 18 of the Schedule accurately describes the ownership of each Borrower’s membership interests, stock or other equity interests, and (ii) Apollo Resources has, directly or indirectly, voting and managerial control of each Borrower.

(d)           Additional Representations.  Borrowers represent and warrant to Lender that: (i) no Borrower is engaged as one of such Borrower’s principal activities in owning, carrying or financing the purchase or ownership by others of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System); (ii) no Borrower owns any real property or leases any real property other than as listed on Item 19 of the Schedule; (iii) a true, correct and complete list of any warehousemen, processors, consignees, bailees or other Persons with possession or control of any Inventory or Equipment is set forth on Item 19 of the Schedule; and (iv) a list and brief description of all bank accounts maintained by any Borrower with any bank or financial institution is set forth on Item 20 of the Schedule.

5.             Collateral.

(a)           Grant of Security Interest.  To induce Lender to accept this Agreement and to make Loans to Borrowers from time to time pursuant to its terms, each Borrower hereby grants to Lender, for itself and as agent for any Affiliate of Lender, a security interest in, and assigns, mortgages and pledges to Lender, for itself and as agent for any Affiliate of Lender, all of such Borrower’s right, title and interest in and to all of such Borrower’s property, whether real or personal, tangible or intangible, now owned or existing or hereafter acquired or arising, including all of the following (collectively, the “Collateral”):

(i)            all Accounts, Inventory, Equipment, Goods, General Intangibles and Negotiable Collateral;

(ii)           all investment property, securities and securities accounts and financial assets, as well as all bank and depository accounts and all funds on deposit therein;

(iii)          all chattel paper (whether tangible or electronic) and contract rights;

(iv)          all guaranties, collateral, Liens on real or personal property, leases, letters of credit, letter-of-credit rights, supporting obligations, and all other rights, agreements, and property securing or relating to payment of Accounts or any other Collateral;

(v)           all documents, books and records relating to any Collateral or to any Borrower’s business;

(vi)          all other property of any Borrower now or hereafter in the possession or control of Lender or any of Lender’s Affiliates (including cash, money, credits and balances of any Borrower held by or on deposit with Lender or any Affiliate of Lender);

(vii)         all other assets of any Borrower or any other Obligor in which Lender receives a security interest to secure all or part of the Obligations or which hereafter come into the possession, custody or control of Lender or any Affiliate of Lender;

(viii)        all of each Borrower’s commercial tort claims listed on (A) Item 21 of the Schedule (which Borrowers represent and warrant is a true, accurate and complete list of all of each Borrower’s commercial tort claims as of the Agreement Date) or (B) any other writing provided to Lender pursuant to Section 7(g); and

(ix)           all proceeds and products of all of the foregoing in any form, including amounts payable under any policies of insurance insuring all or any of the foregoing against loss or damage, all parts, accessories, attachments, special tools, additions, replacements, substitutions and accessions to or for all or any of the foregoing, all condemnation or requisition payments with respect to all or any of the foregoing and all increases and profits received from all or any of the foregoing.

(b)           Obligations.  Such grant, assignment, mortgage and transfer is made for the purpose of securing and the Collateral secures and will continue to secure all of the Obligations.

6.             Financial Covenants.  Borrowers, on a consolidated basis, shall comply with each of the financial covenants set forth on Item 22 of the Schedule.

7.             Collateral Covenants.

(a)           Accounts.  Borrowers will notify Lender promptly of and settle all Customer disputes, but, if Lender so elects, Lender will have the right at all times to settle, compromise, adjust, or litigate all Customer disputes directly with the Customer or other complainant upon such terms and conditions as Lender deems advisable without incurring liability to any Borrower for Lender’s performance of such acts.  All of each Borrower’s books and records concerning Accounts and a copy of each Borrower’s general ledger will be maintained at the address of Borrowers’ chief executive office set forth on Item 17 of the Schedule.  All Accounts included on any Borrowing Base Certificate will be, except as indicated on such Borrowing Base Certificate or subsequently in writing to Lender, bona fide and existing obligations of Customers arising out of the sale of goods and/or the rendering of services by Borrowers in the ordinary course of Borrowers’ business, owned by and owing to the applicable Borrower without defense, setoff or counterclaim, and will be subject to a perfected, first-priority security interest in Lender’s favor and will be free and clear of all other Liens.

(b)           Inventory.  All Inventory will at all times be located at one of the Inventory locations set forth on Item 17 of the Schedule as the current location of Borrowers’ chief executive office or a current location of other Collateral, will be subject to a perfected, first-priority security interest in Lender’s favor and will be free and clear of all other Liens.  Sales of Inventory will be made in compliance with all material requirements of applicable law.

(c)           Equipment.  Borrowers will maintain all Equipment used or useful in Borrowers’ business in good and workable condition, ordinary wear and tear excepted, subject to a perfected, first-priority security interest in Lender’s favor and free and clear of all other Liens (other than Permitted Liens), at one of the locations set forth on Item 17 of the Schedule as the current location of Borrowers’ chief executive office or a current location of other Collateral.

(d)           Defense of Title.  All Collateral will at all times be owned by Borrowers, and Borrowers will defend Borrowers’ title to the Collateral against the claims of third parties.  Borrowers will at all times keep accurate and complete records of the Collateral.

(e)           Perfection; Further Assurances.  Borrowers will give Lender at least 30 days’ prior written notice of any change in any Borrower’s name, state of organization or organizational identification number, any change in the location of any Borrower’s principal place of business or chief executive office, any change in the locations of any Borrower’s Inventory or Equipment and any acquisition by any Borrower of any interest in real property.  Each Borrower will, at Borrowers’ expense, promptly execute and deliver from time to time at Lender’s request and pay the costs of filing such additional financing statements, mortgages, or other evidences of Liens as may be necessary or desirable to perfect or continue perfection of Lender’s security interest in Borrowers’ property or, at Lender’s request, to create and perfect a Lien on newly acquired real property.  Borrowers will use all reasonable efforts to obtain from any landlord, warehouseman, or other third party operator of premises on which any Collateral is located an acceptable Lien waiver or subordination agreement in Lender’s favor with respect to such Collateral.  All Collateral is and will continue to be, except as expressly consented to by Lender, personal property and will not, by reason of attachment or connection to any realty, either become or be deemed to be a fixture or appurtenance to such realty and will at all times be readily removable without material damage to any realty.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrowers shall, immediately upon written request therefor from Lender, endorse and assign such Negotiable Collateral over to Lender and deliver actual physical possession of the Negotiable Collateral to Lender.  Borrowers shall at any time and from time to time take such steps as Lender may request for Lender (i) to obtain an acknowledgment, in form and substance satisfactory to Lender, of any bailee having possession of any of the Collateral that such bailee holds such Collateral for Lender, (ii) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights or chattel paper (including electronic chattel paper) in accordance with Article 9 of the UCC, with any agreements establishing control to be in form and substance satisfactory to Lender, and (iii) otherwise to insure the continued perfection and priority of Lender’s security interest in any of the Collateral and of the preservation of its rights therein.  Lender may, from time to time at Borrowers’ expense, obtain an appraisal on some or all of the Collateral.

(f)            Insurance.  Borrowers will obtain and maintain in full force and effect insurance covering the Collateral against all risks to which the Collateral is exposed, including loss, damage, fire, theft, and all other such risks, in such amounts, with such companies, under such policies and in such form as will be reasonably satisfactory to Lender, which policies will name Lender as an additional insured and provide that loss thereunder will be payable to Lender as Lender’s interests may appear upon a loss payee endorsement acceptable to Lender.  All proceeds of any such insurance will be paid over to Lender directly, and Lender may apply such proceeds to payment of the Obligations, whether or not due, in such order of application as

Lender determines or, in Lender’s sole discretion, apply such proceeds, in whole or in part, to the replacement, restoration or rebuilding of the lost or damaged property.  Borrowers will provide to Lender from time to time certificates showing such coverage in effect and, promptly upon Lender’s reasonable request therefor, the underlying policies.

(g)           Commercial Tort Claims.  If any Borrower shall at any time acquire a commercial tort claim, Borrowers shall immediately notify Lender in a writing signed by the applicable Borrower of the details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

(h)           Financing Statements.  Lender may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” of Borrowers or words of similar effect and which contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the applicable Borrower is an organization, the type of organization and any organization identification number issued to any Borrower.  Each Borrower agrees to furnish any such information to Lender promptly upon request.  Any such financing statements, continuation statements or amendments may be signed by Lender on behalf of any Borrower or filed by Lender without the signature of any Borrower and may be filed at any time in any jurisdiction.  Each Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming any Borrower as the debtor and Lender as the secured party without the prior written consent of Lender, and each Borrower agrees that it shall not do so without the prior written consent of Lender.

(i)            Certificates of Title.  Borrowers shall ensure that, at all times from and after the Agreement Date, the certificate of title for each item of Collateral subject to a certificate of title lists a Borrower as the owner of such item and Lender as the sole lienholder with respect thereto.  Borrowers shall deliver the originals of all such certificates of title to Lender, and, promptly following any request by Lender, Borrowers shall execute and deliver or cause to be executed and delivered to Lender such agreements, certificates, applications, affidavits and other items which Lender may reasonably request in order to perfect or evidence Lender’s security interest in such items and to release any other Liens.

8.             Negative Covenants.

(a)           No Merger.  No Borrower will merge or consolidate with any other Person or sell, transfer, lease, abandon, or otherwise dispose of a substantial portion of such Borrower’s assets or any of the Collateral or any interest therein, except that, so long as no Default has occurred and is continuing, each Borrower may sell Inventory in the ordinary course of such Borrower’s business.

(b)           No Debt or Liens; Taxes.  No Borrower will obtain or attempt to obtain from any Person other than Lender any loans, advances, or other financial accommodations or indebtedness of any kind, nor will any Borrower enter into any direct or indirect guaranty of any obligation of another Person, other than (i) Subordinated Debt, and (ii) indebtedness in connection with purchase money security interests constituting Permitted Liens (and capital leases) not to exceed, in aggregated principal amount for all Borrowers on a consolidated basis, the amount set forth on Item 23 of the Schedule at any one time outstanding.  No Borrower will permit any of its assets to be subject to any Lien other than Permitted Liens.  Each Borrower shall pay when due (or before the expiration of any extension period) any tax or other assessment (including all required payments or deposits with respect to withholding taxes), and Borrowers will, upon request by Lender, promptly furnish Lender with proof satisfactory to Lender that Borrowers have made such payments and deposits.

(c)           No Distributions.  No Borrower will retire, repurchase or redeem any of such Borrower’s membership interests, stock or other ownership interest in such Borrower, nor declare or pay any dividend in cash or other property (other than additional membership interests, stock or additional ownership interests) to any owner or holder of such Borrower’s membership interests, stock or other ownership interest.

(d)           No ERISA Liabilities.  Borrowers will make timely payments of all contributions required to meet the minimum funding standards for Borrowers’ employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) and will promptly report to Lender the occurrence of any reportable event (as defined in ERISA) and any giving or receipt by any Borrower of any governmental notice (other than routine requests for information) in respect of any such plan.

(e)           Transactions with Affiliates.  No Borrower will engage in any transaction with any of such Borrower’s or any other Borrower’s officers, directors, members, managers, employees or other Affiliates, except for an “arms-length” transaction on terms no less favorable to such Borrower than would be granted to such Borrower in a transaction with a Person who is not an Affiliate of any Borrower, which transaction shall be approved by such Borrower’s members and shall be disclosed in writing in a timely manner to Lender prior to the consummation of the transaction.

(f)            Loans/Investments.  No Borrower will make any loans or advances to or extend any credit to any Person except (i) the extension of trade credit in the ordinary course of business; (ii) advances to such Borrower’s employees not to exceed an aggregate outstanding amount of $10,000 at any one time outstanding for all employees of all Borrowers on a consolidated basis; (iii) intercompany transfers of money or other assets from one Borrower to another Borrower; and (iv) hedge contracts with respect to natural gas prices in an aggregate notional principal amount not to exceed $100,000 at any time for the purpose of hedging risk and not for speculation.  No Borrower shall purchase, acquire or otherwise invest in any Person except: (A) existing investments in such Borrower’s subsidiaries described on Item 13 of the Schedule; (B) direct obligations of the United States of America maturing within one year from the acquisition thereof; (C) certificates of deposit issued by, or investment accounts in, banks or financial institutions having a net worth of not less than $50,000,000; (D) commercial paper rated A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.; and (E) investments in other Borrowers.  Without limiting the generality of the foregoing, no Borrower shall create any new subsidiary or transfer any money or other assets to any subsidiary that is not a Borrower hereunder.

(g)           Capital Expenditures.  Without the prior written consent of Lender, Borrowers shall not make or incur capital expenditures in excess of the amount set forth on Item 24 of the Schedule during any fiscal year, determined for all Borrowers on a consolidated basis.

(h)           Compensation.  No Borrower shall increase the total compensation paid to its officers, directors, members, or managers (or any of their relatives), including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year of such Borrower during the term of this Agreement in an aggregate amount for all such officers, directors, members and managers in excess of the limit specified in Item 25 of the Schedule.

(i)            Amendments of Documents.  Borrowers shall not amend or modify their articles of organization, limited liability company agreements or any note, instrument or agreement in connection with any Subordinated Debt without the prior written consent of Lender.

9.             Reporting and Information.

(a)           Financial Statements.  Borrowers will submit to Lender as soon as available, and in any case not later than 30 days after the end of each month, a balance sheet and a detailed statement of profit and loss, and a statement of cash flows, in each case prepared in accordance with GAAP on a consolidated and consolidating basis, certified by the chief financial or accounting officer of Applied LNG as presenting fairly, in accordance with GAAP, Borrowers’ financial condition as of the last day of such month and Borrowers’ results of operations for such month and for the portion of Borrowers’ fiscal year ending with such month.  Borrowers will also submit to Lender annual financial statements within 90 days after the end of each fiscal year, including a balance sheet and the related statement of profit and loss and owners’ equity, and a statement of cash flows, in each case prepared in accordance with the requirements set forth on Item 26 of the Schedule on a consolidated and consolidating basis.  Borrowers will also submit to Lender annually at least 60 days prior to Borrowers’ fiscal year end forecasted financial statements for the upcoming fiscal year, containing a projected balance sheet and profit and loss statement on a consolidated and consolidating basis.  Together with each monthly and annual financial statement, Borrowers will deliver to Lender the certification of the chief financial or accounting officer of Applied LNG in the form of Exhibit B attached hereto to the effect that Borrowers are in compliance with the terms and conditions of this Agreement, and setting forth in detail the calculation of all financial covenants, or, if Borrowers are not in compliance, describing the nature of any noncompliance and the steps Borrowers are taking or propose to take to remedy the same.

(b)           Collateral Reports.  Concurrent with the execution of this Agreement by Borrowers and concurrent with each request for a Revolving Loan pursuant to Section 2(a), but no less frequently than as required by Item 27 of the Schedule, Borrowers shall deliver to Lender a fully completed Borrowing Base Certificate certified by the Chief Executive Officer or Chief Financial Officer of Applied LNG as being true and correct.  Concurrent with the delivery of each such Borrowing Base Certificate, Borrowers shall provide a written report to Lender of all materially significant returns, disputes and claims, together with sales and other reports relating to the Accounts and Inventory as required by Lender.  Borrowers shall deliver to Lender within ten (10) days after the end of each month a report, reflecting the status as of the end of each month and certified by the Chief Executive Officer or Chief Financial Officer of Applied LNG as being true and correct, containing (i) a current detailed aging, by total and by Customer, of Borrowers’ Accounts, (ii) a current detailed aging, by total and by vendor, of Borrowers’ accounts payable, and (iii) a detailed report of Borrowers’ Inventory, setting forth the quantity, type and cost thereof, all of which shall be set forth in a form and shall contain such information as is acceptable to Lender.  Borrowers will also conduct a physical inventory count no less frequently than annually, adjust Borrowers’ records to reflect the results of the count and deliver to Lender monthly a list of locations of Inventory and the types and values of Inventory at each such location, in such form as Lender may require.  At Lender’s request, Borrowers shall conduct such physical inventory counts and deliver such information more or less often than described above and such other information with respect to the Collateral, Obligors or Obligors’ business or financial condition as Lender may reasonably request.

(c)           Guarantor Financials.  Within ninety days after each fiscal year-end, Borrowers will cause each Guarantor and each other Obligor (other than Borrowers) to deliver to Lender a financial statement as of such year-end, in such form as Lender may reasonably request.

(d)           Other Information.  Borrowers will notify Lender as promptly as possible of any Default, any receipt by any Borrower of notice from any governmental authority that any Borrower has or may have violated any law, rule or regulation applicable to any Borrower or the terms or conditions of any permit or license any Borrower holds or is required to hold in connection with the conduct of such Borrower’s business, any amendment to any Borrower’s constituent documents and any change in any Borrower’s management or ownership, and the commencement of any material litigation, claim or action against any Borrower.

10.           Inspection Rights; Expenses; Etc.

(a)           Inspection.  Lender may examine and make copies of each Borrower’s records, the Collateral and all other assets of each Borrower or any portion thereof, wherever located, and may enter upon each Borrower’s premises for such purposes, without notice, during business hours.  Borrowers will assist Lender in whatever way necessary to make each such examination.  Lender may discuss each Borrower’s financial condition with Borrowers’ independent accountants without liability to Lender or such accountants.

(b)           Performance by Lender.  Lender may, from time to time at Lender’s option, perform any agreement of any Borrower hereunder which such Borrower fails to perform and take any other action which Lender deems necessary for the maintenance or preservation of any of the Collateral or Lender’s interest therein, and Borrowers agree to reimburse Lender immediately on demand for all of Lender’s expenses in connection with the foregoing (including, without being limited to, reasonable fees and expenses of legal counsel), together with interest thereon at the default rate of interest provided for herein from the date any such expense is incurred until reimbursed by Borrowers.

(c)           Field Examinations; Inspections.  Lender shall have the right without hindrance or delay to conduct field examinations to inspect the Collateral, Borrowers’ books and records and all other aspects of Borrowers’ business.  Borrowers agree to pay for such examinations as more fully described on Item 28 of the Schedule.  Lender shall have full access to all records available to Borrowers from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records.  Lender may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Lender as provided herein.

11.           Rights of Setoff, Application of Payments, Etc.  Lender will be entitled to hold or set off all sums and all other property of any Borrower at any time to any Borrower’s credit or in Lender’s possession (or the possession of any of Lender’s Affiliates) by pledge or otherwise or upon or in which Lender may have a Lien, as security for any and all of the Obligations.  Lender will have the right and is hereby irrevocably authorized and directed to charge to Borrowers’ loan account as Revolving Loans the amounts of any and all such Obligations.  Recourse to the Collateral or other security for the Obligations will not at any time be required and each Borrower hereby waives any right of marshalling that such Borrower may have.  Each Borrower’s obligation to pay or repay the Obligations is unconditional.  Borrowers agree that Lender may take such action with regard to the custody and collection of Accounts assigned to Lender as Lender may deem necessary.  Each Borrower agrees that failure to take any action with regard to any given Account will not be unreasonable until and unless Lender receives a written request for specific action from Borrowers’ Agent with regard thereto and fails to respond thereto within a commercially reasonable time.  Each Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of any Borrower, and each Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner and in such order as Lender may deem advisable.

12.           Attorney-in-Fact.  Each Borrower hereby appoints and constitutes Lender as such Borrower’s attorney-in-fact:  (a) at any time, (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders, and other evidences of payment that come into Lender’s possession and to deposit or otherwise collect the same; (ii) to send verifications of accounts to Customers; and (iii) to execute in such Borrower’s name any financing statements, affidavits and notices with regard to any and all Lien rights; and (b) while any Default exists, (i) to receive, open, and dispose of all mail addressed to such Borrower; (ii) to notify the postal authorities to change the address and delivery of mail addressed to such Borrower to such address as Lender may designate; (iii) to sign such Borrower’s name on any invoice or bill of lading relating to the Collateral, on drafts against Customers, and notices to Customers; and (iv) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney-in-fact are hereby authorized, ratified and approved, and said attorney-in-fact will not be liable for any errors or mistake of fact or law.  This power, being coupled with an interest, is irrevocable while any of the Obligations remain unpaid or Lender has any commitment to Borrowers under this Agreement or otherwise.

13.           Defaults and Remedies.

(a)           Defaults.  For purposes of this Agreement, “Default” means the occurrence of any of the following events:  (i) non-payment when due of any amount payable on any of the Obligations or breach of any covenant or failure to perform any agreement or failure to meet any of any Borrower’s or any other Obligor’s obligations contained herein, in any other Loan

Document or in any agreement out of which any of the Obligations arose; (ii) non-payment when due of the premium on any insurance policy required to be maintained hereunder; (iii) any statement, representation, or warranty made in writing in this Agreement or in any other writing or statement at any time furnished or made by any Borrower or any other Obligor to Lender proves to have been untrue in any material respect as of the date furnished or made; (iv) any Borrower’s default under any other agreement for borrowed money or any other agreement involving more than the amount set forth on Item 29 of the Schedule; (v) suspension of the operation of any Borrower’s present business; (vi) any Obligor becomes insolvent or unable to pay its debts as they mature, or admits in writing that it is insolvent or unable to pay its debts, makes an assignment for the benefit of creditors, makes a conveyance fraudulent as to creditors under any state or federal law, or a proceeding is instituted by or against any Obligor alleging that such Obligor is insolvent or unable to pay debts as they mature, or a petition under any provision of Title 11 of the United States Code, as amended, is filed by or against any Obligor; (vii) entry of any judgment in excess of the amount set forth on Item 30 of the Schedule against any Obligor or creation, assertion, or filing of any judgment or tax Lien against the property of any Obligor, in each case which remains undischarged for 10 days after such entry or filing; (viii) death of any Obligor who was a natural person, or death or withdrawal of any partner of any Obligor which is a partnership, or dissolution, merger, or consolidation of any Obligor which is a corporation, partnership or limited liability company; (ix) transfer of a substantial part (determined by market value) of the property of any Obligor; (x) sale, transfer or exchange, either directly or indirectly, of a controlling membership interest, stock interest or other equity ownership interest of any Obligor (without limiting the generality of the foregoing, a Default shall exist if Apollo Resources shall cease to own, directly or indirectly, less than 100% of the membership interests or capital stock of any Borrower or cease to have direct or indirect voting control of any Borrower; (xi) termination, unenforceability or withdrawal of any guaranty or validity guaranty for the Obligations, or failure of any Obligor to perform any of its obligations under such a guaranty or validity guaranty or assertion by any Obligor that it has no liability or obligation under such a guaranty or validity guaranty; (xii) appointment of a receiver for any of the Collateral or for any other property in which any Borrower has an interest; (xiii) seizure of any Collateral by any Person other than Lender; (xiv) any person identified on Item 31 of the Schedule shall for any reason cease to hold the office of the applicable Borrower set forth opposite such person’s name on Item 31 of the Schedule (or any such person shall cease to perform the duties associated with office listed for such person) and a replacement satisfactory to Lender shall not be appointed within 60 days; (xv) the occurrence of any act, omission, event or circumstance which has or could reasonably be expected to have a materially adverse effect on any Borrower or any other Obligor; (xvi) payment by any Borrower on any Subordinated Debt in violation of the applicable subordination agreement; or (xvii) the Pension Benefit Guaranty Corporation or the Department of Labor commences proceedings under ERISA to terminate any of any Borrower’s employee pension benefit plans.

(b)           Remedies.  If a Default occurs and is continuing:

(i)            Lender may, without demand or notice to any Borrower, terminate Lender’s commitment, if any, to make Loans or to extend other financial accommodations to Borrowers, and may declare the entire principal amount of all Loans outstanding hereunder, all interest thereon, any unpaid fees and all other Obligations of any kind or nature to be, and thereupon the same will immediately become, due and payable in full; and, in the event of a

Default described under clause (vi) of Section 13(a), such termination and acceleration shall automatically occur without any notice, demand or presentment of any kind.  Borrowers agree to deposit with Lender a cash sum equal to the amount of letters of credit and acceptances issued or guaranteed by Lender or any Affiliate of Lender which have not been drawn upon or matured, which funds will be used to reimburse Lender or such Affiliate of Lender upon drawing under any letter of credit or maturity of any acceptance.

(ii)           Lender may decrease the advance rates set forth in the definition of “Borrowing Base” in Lender’s discretion.

(iii)          Lender or Lender’s designee may notify Customers that the Accounts have been assigned to Lender and that Lender has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrowers’ loan account as Revolving Loans.

(iv)          Lender may (A) exercise any of its remedies under any other Loan Document, (B) apply any cash collateral to the Obligations (without limiting the foregoing, Lender may instruct any bank or other financial institution holding any cash, certificate of deposit or other Collateral to pay over such Collateral to Lender), and (C) draw on any letter of credit issued for the benefit of Lender in connection with this Agreement or any other Loan Document and apply the proceeds thereof to the Obligations, in each case without demand or notice to any Borrower or any other Person.

(v)           Without notice to or demand upon any Borrower or any other Person, Lender may make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral.  Borrowers authorize Lender to enter each premises where any Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any Lien which in Lender’s opinion appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.

(vi)          Lender may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral.  Any such sale may be either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms.  It is not necessary that the Collateral be present at any such sale.

(vii)         Lender may, without regard to any waste, adequacy of the security or solvency of Borrower, apply for appointment of a receiver of the Collateral, to which appointment Borrower hereby consents, whether or not foreclosure proceedings have been commenced hereunder or under any other Loan Documents and whether or not a foreclosure sale has occurred;

(viii)        Lender may, without notice to any Borrower except as expressly provided herein, at Lender’s option, exercise any of the remedies available to Lender as a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction, or otherwise available to Lender under applicable law.  Borrowers agree, upon Default, to cease the sale or other disposition of the Collateral, except with Lender’s prior written consent, and to assemble at Borrowers’ expense all the Collateral at a convenient place acceptable to Lender.  Lender may charge to Borrowers’ loan account as Revolving Loans and Borrowers will pay Lender upon demand all costs and expenses, including reasonable attorneys’ fees (including fees of attorneys that are regular salaried employees of Lender or any of its Affiliates), in connection with:  (A) the liquidation of any Collateral; (B) obtaining or enforcing payment of the Obligations; (C) the settlement, adjustment, compromise, or litigation of Customer disputes; or (D) the prosecution or defense of any action or proceeding either against Lender or against any Borrower concerning any matter growing out of or in connection with this Agreement and/or any Collateral and/or any Obligations.  If at any time Lender pays any state, city, local, federal, or other tax or levy attributable to the Collateral, Borrowers will repay to Lender the amount of tax so paid by Lender.  Borrowers agree that Lender may apply any proceeds from disposition of the Collateral first to satisfy obligations secured by Liens prior to Lender’s security interest.  Borrowers will remain liable and will pay on demand any deficiencies arising upon the liquidation of any Collateral held by Lender.

(c)           Notices.  If any notice of intended disposition of the Collateral or of any other act by Lender is required by law and a specific time period is not stated therein, such notice, if given five days before such disposition or act, in accordance with the provisions of Section 15(a), will be deemed reasonably and properly given.

(d)           License.  Each Borrower hereby grants to Lender a license or other right to use, without charge, such Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral, and each Borrower agrees that all of its rights under all licenses and all franchise agreements shall inure to Lender’s benefit.

(e)           Remedies Cumulative.  Lender’s rights and remedies under this Agreement and all other Loan Documents shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any default on Borrowers’ part shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election or acquiescence by it.

14.           Indemnification.  Borrowers jointly and severally agree to defend, indemnify, and hold harmless Lender and Lender’s members, managers, officers, directors, employees, Affiliates, representatives, attorneys and agents (each an “Indemnified Person”) from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against any such Indemnified Person, arising out of, or in any way related to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, including by reason of the violation of any law or regulation relating to the protection of the environment or the presence, generation, disposal, release, or threatened release of any hazardous materials in connection with any Borrower’s business on, at or from any property at any time owned or operated by any Borrower, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred.  Without limiting the foregoing, Borrowers represent and warrant that there has been no loan broker or investment banker involved in connection with the transactions contemplated hereby, and Borrowers agree to indemnify and hold Lender harmless from any claim of compensation payable to any loan broker or investment banker in connection with the transactions contemplated hereby.

15.           General Provisions.

(a)           Notices.  Except as specifically provided in this Agreement or in any of the other Loan Documents, all notices and communications hereunder and thereunder will be in writing or by telephone subsequently confirmed in writing.  Notices in writing will be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and will be deemed received, in the case of personal delivery, when delivered; in the case of overnight courier service, on the next Business Day after delivery to such service; in the case of mailing, on the fourth Business Day after mailing; and, in the case of facsimile transmission, upon transmittal if confirmed by the sender’s facsimile device; provided that in the case of notices to Lender, Lender will be charged with knowledge of the contents thereof only when such notice is actually received by Lender.  A telephonic notice to Lender as understood by Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.  Notices to Lender or Borrowers will be sent to the addresses set forth on Item 32 of the Schedule, or any other address for Borrowers or Lender of which the other is notified by like notice.

(b)           No Waiver.  No waiver hereunder will be valid unless in writing signed by Lender and then only to the extent therein stated.  No delay or failure on Lender’s part in the exercise of any right or remedy hereunder will operate as a waiver thereof or of Lender’s right to exercise any other right or remedy.

(c)           Time of Essence.  Time is of the essence of this Agreement.

(d)           Severability.  Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)           Successors and Assigns.  Each Borrower’s and Lender’s rights and obligations hereunder will inure to the benefit of such Person’s respective successors and assigns, provided that Borrowers acknowledge and agree that without Lender’s prior written consent, which may be withheld for any reason or no reason, no Borrower may assign such Borrower’s rights or obligations or any part thereof hereunder to any other Person.  Notwithstanding anything herein to the contrary, Lender may, without the consent of any Obligor, grant a security interest in, sell or assign, grant or sell participations or otherwise transfer all or any portion of its rights and obligations hereunder to one or more Persons.

(f)            Governing Law; Submission to Jurisdiction, Service, Etc.  This Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict of law provisions and principles) of the State of Oklahoma.  Each Borrower hereby consents to the non-exclusive jurisdiction of any United States Federal Court sitting in or with direct or indirect jurisdiction over the Western District of Oklahoma or any

Oklahoma state court sitting in Oklahoma City, Oklahoma in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and each Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum.  Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrowers at Borrowers’ address for notices pursuant to this Agreement, and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the United States mails.  Nothing herein shall limit the right of Lender to bring proceedings against any Borrower or one or more Affiliates of any Borrower in the courts of any other jurisdiction.  Any judicial proceeding commenced by any Borrower against Lender or any other holder of any Obligations, or any Affiliate of Lender or any other holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States Federal Court sitting in or with direct jurisdiction over the Western District of Oklahoma or any Oklahoma state court sitting in Oklahoma City, Oklahoma.  Nothing in this Agreement shall be deemed or operate to affect the right of Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

(g)           Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND LENDER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY PARTY’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF.  EACH BORROWER AND LENDER ACKNOWLEDGE THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

(h)           Waiver of Hearing.  EACH BORROWER HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES ALL RIGHTS WHICH SUCH BORROWER HAS UNDER ANY APPLICABLE LAW TO NOTICE AND TO A JUDICIAL HEARING PRIOR TO THE ISSUANCE OF A WRIT OF POSSESSION ENTITLING LENDER, ITS SUCCESSORS AND ASSIGNS TO POSSESSION OF THE COLLATERAL UPON A DEFAULT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING ANY OTHER RIGHT WHICH LENDER MAY HAVE, EACH BORROWER CONSENTS THAT, IF LENDER FILES A PETITION FOR AN IMMEDIATE WRIT OF POSSESSION IN COMPLIANCE WITH APPLICABLE LAW AND THIS WAIVER OR A COPY HEREOF IS ALLEGED IN SUCH PETITION AND ATTACHED THERETO, THE COURT BEFORE WHICH SUCH PETITION IS FILED MAY DISPENSE WITH ALL RIGHTS AND PROCEDURES HEREIN WAIVED AND MAY ISSUE

FORTHWITH AN IMMEDIATE WRIT OF POSSESSION IN ACCORDANCE WITH APPLICABLE LAW, WITHOUT THE NECESSITY OF AN ACCOMPANYING BOND TO THE EXTENT OTHERWISE REQUIRED BY APPLICABLE LAW.

(i)            Expenses.  Borrowers shall pay on demand all of Lender’s costs and expenses in connection with underwriting and performing due diligence with respect to the transactions contemplated hereby and the preparation, reproduction, execution, delivery, administration and enforcement of this Agreement, including the reasonable fees and out-of-pocket expenses of Lender’s counsel, in each case whether incurred on, prior or subsequent to the Agreement Date.  In addition, Borrowers shall pay any and all stamp and other taxes and recording and filing fees payable in connection with the execution and delivery of all other instruments and documents to be delivered hereunder.  Such amounts may be charged by Lender to Borrowers’ account as one or more Revolving Loans hereunder.  All provisions in this Agreement providing for the payment or reimbursement of Lender’s attorneys’ fees and expenses include, without limitation, such fees and expenses incurred pursuant to or in connection with proceedings brought under 11 U.S.C., the Federal Bankruptcy Code.

(j)            Execution in Counterparts.  This Agreement may be executed in separate counterparts, all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement or any other Loan Document by facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.  Any party delivering an executed counterpart of this Agreement or any other Loan Document by facsimile also shall deliver an original executed counterpart of this Agreement or such other Loan Document, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document.  To the fullest extent permitted by applicable law, Borrower waives notice of Lender’s acceptance of this Agreement and the other Loan Documents.

(k)           Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding among Lender and Borrowers and supersede all prior agreements and understandings relating to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrowers and Lender have executed this Agreement as of the day and year first above written.

APPLIED LNG TECHNOLOGIES USA, L.L.C.

By:
Dennis McLaughlin, Chief Executive Officer

ARIZONA LNG, L.L.C.

By:
Dennis McLaughlin, Chief Executive Officer

FLEET STAR, INC.

By:
Dennis McLaughlin, Chief Executive Officer

ALTERNATIVE FUELS TECHNOLOGIES, LLC

By:
Dennis McLaughlin, Chief Executive Officer

RENEWABLE ALTERNATIVE FUELS, LLC

By:
Dennis McLaughlin, Chief Executive Officer

FCC, LLC, d/b/a FIRST CAPITAL
By:
John A. Curtis, Senior Vice President

NOTARY JURAT FOR EXECUTION OF

WRITTEN OBLIGATIONS TO PAY MONEY

On this the     day of April, 2006, before me, the undersigned, a Notary Public in and for the State of Texas, County of                                   , Dennis McLaughlin personally appeared, who is personally known to me or proved to me on the basis of satisfactory evidence to be the (a) Chief Executive Officer of Applied LNG Technologies USA, L.L.C., a Delaware limited liability company, (b) Chief Executive Officer of Arizona LNG, L.L.C., a Nevada limited liability company, (c) Chief Executive Officer of Fleet Star, Inc., a Delaware corporation, (d) Chief Executive Officer of Alternative Fuels Technologies, LLC, a Texas limited liability company, and (e) Chief Executive Officer of Renewable Alternative Fuels, LLC, a Delaware limited liability company, who, being by me first duly sworn, stated that:

1.               He executed the foregoing Loan and Security Agreement on behalf of such limited liability companies and such corporation pursuant to their limited liability company agreements or by-laws or a resolution of their members, managers and/or directors, said execution taking place in the State of Texas, County of                                    ; and

2.               He has this day delivered the foregoing Loan and Security Agreement to FCC, LLC, d/b/a FIRST CAPITAL, at Oklahoma City, Oklahoma via overnight courier.

Signature of Borrowers’ Officer:

By:
Dennis McLaughlin

Sworn to and subscribed before me this day of April, 2006:

Notary Signature

My Commission Expires:

[Affix Notarial Seal]

AFFIDAVIT REGARDING DELIVERY

On this the     day of April, 2006, before me, the undersigned, a Notary Public in and for the State of Oklahoma, County of                                 , John A. Curtis personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be a Senior Vice President of FCC, LLC, d/b/a FIRST CAPITAL, who, being by me first duly sworn, stated that he has received delivery of the foregoing Loan and Security Agreement on behalf of FCC, LLC, d/b/a FIRST CAPITAL in Oklahoma City, Oklahoma.

Signature of Officer of FCC, LLC, d/b/a First Capital

Sworn to and subscribed before me this day of April, 2006:

Notary Signature

My Commission Expires:

[Affix Notarial Seal]

SCHEDULE

This Schedule is a part of the foregoing Loan and Security Agreement dated as of April    , 2006, among APPLIED LNG TECHNOLOGIES USA, L.L.C., a Delaware limited liability company (“Applied LNG”), ARIZONA LNG, L.L.C., a Nevada limited liability company (“Arizona LNG”), FLEET STAR, INC., a Delaware corporation (“Fleet Star”); ALTERNATIVE FUELS TECHNOLOGIES, LLC, a Texas limited liability company (“Alternative Fuels”), RENEWABLE ALTERNATIVE FUELS, LLC, a Delaware limited liability company (“Renewable Alternative”; Applied LNG, Arizona LNG, Fleet Star, Alternative Fuels and Renewable Alternative are referred to herein individually as a “Borrower” and collectively as the “Borrowers”),, and FCC, LLC, d/b/a FIRST CAPITAL, a Florida limited liability company (“Lender”).

1.             Borrowing Base

“Borrowing Base” means, at any time, an amount equal to:

(a)           the lesser of:

(i)            the Maximum Line Amount, and

(ii)           85% of the dollar amount of Eligible Accounts;

minus

(b)           the sum of:

(i)            such reserves as Lender may establish from time to time in its discretion, plus

(ii)                                  the amount available to be drawn under, plus the amount of any unreimbursed draws with respect to, any letters of credit or acceptances which have been issued, created or guaranteed by Lender or any Affiliate of Lender for any Borrower’s account.

2.             Accounts Eligibility

(a)           Accounts Age:  Any Account with respect to which more than 90 days have elapsed since the date of the original invoice therefor shall not constitute an Eligible Account.

(b)           Cross-Aging Percentage:  50%

(c)           Concentration Limit:  20% with respect to the City of Los Angeles, and 10% for all other Customers, unless otherwise approved by Lender

3.             Permitted Liens

Existing Liens and financing statements:

Various UCC financing statements with respect to equipment leased by one or more Borrowers.

Liens in favor of Jack B. Kelley, Inc. on the assets of Applied LNG, and liens of Oliver Kendall Kelley on the assets of Arizona LNG and Applied LNG; provided, however, that such Liens in favor of such Persons shall be permitted hereunder only so long as an intercreditor agreement in form and substance acceptable to Lender with each such Person is in full force and effect and no dispute exists thereunder

4.             Persons Authorized to Request Loans

Officer or Employee Name	Borrower	Title
Lyle Justus	Applied LNG,	Controller
Arizona LNG, Fleet Star,
Alternative Fuels,
Renewable Alternative Fuels

Mark Ariail	Applied LNG, Arizona LNG,	CFO
Fleet Star, Alternative Fuels,
Renewable Alternative Fuels

5.             Collection Days:  Three Business Days

6.             Repayment of Term Loan:  Borrowers shall make principal payments with respect to the Term Loan on the first day of each month, commencing May 1, 2006, in an amount equal to the amount necessary to fully amortize the Term Loan over a period of five years from the Agreement Date.  In the event that any subsequent advance is made with respect to the Term Loan, the monthly payment amount will be adjusted in order to cause the new principal balance of the Term Loan to be fully amortized over a period of five years from the Agreement Date.  Borrowers shall pay all accrued interest with respect to the Term Loan on the first day of each calendar month, commencing May 1, 2006, and Borrowers shall make a final payment of all outstanding principal plus accrued interest with respect to the Term Loan on the earlier of (a) April 1, 2009, and (b) the termination of this Agreement (after which date Lender shall have no obligation to disburse any portion of the Term Loan which has not previously been advanced).

7.             Conditions To Initial Loans

Items listed below are required to be delivered, in form and substance satisfactory to Lender in its sole discretion, as a condition to Lender’s obligation to fund the initial Loans or extend the first financial accommodation to Borrowers under this Agreement.

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Certified copy of articles of organization, certificate of formation or certificate of incorporation for each Borrower

Limited liability company agreement or by-laws for each Borrower

Secretary’s certificate as to constituent documents, limited liability company agreement, by-laws, authorizing action (e.g., resolutions of directors, members and/or managers) and incumbency of officers/status and specimen signatures of authorized signers

Good Standing Certificates (state of organization and all other states in which any Borrower is qualified to do business)

Lien search results

Payoff letter from any lender whose loans are to be refinanced from proceeds of loans made under this Agreement

Lien termination documents from existing lender, any other creditor whose filings are to be terminated, etc.

Landlord, warehouseman or other bailee waivers

Guaranty of each Guarantor

Financial statements

Pledge Agreements with respect to 100% of each Borrower’s membership interests or stock, together with transfer powers executed in blank and original stock certificates and membership interest certificates

Intercreditor Agreements with each of Oliver Kendall Kelley and Jack B. Kelley, Inc.

Borrowing Base Certificate, together with schedules of Accounts and other supporting documentation, in each case as of a date acceptable to Lender

Financing statements

Officer’s certificate as to representations, warranties and no defaults

Solvency certificates

Opinion letter of Borrowers’ and Guarantors’ legal counsel

All other items described on the Schedule of Closing Documents previously delivered by Lender or Lender’s counsel to Borrowers or Borrowers’ counsel

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8.             Termination Date

This Agreement will terminate on the third anniversary of the date of funding; provided, however, that this Agreement will be renewed for succeeding one-year periods thereafter unless written notice of termination is provided by Borrowers’ Agent to Lender or by Lender to Borrowers’ Agent at least 60 days prior to the then-effective termination date.

9.             Interest Margin:  1.50% with respect to all Loans

10.          Default Margin:  3.00%

11.          Fees

a.             Upon execution of this Agreement, in consideration of Lender’s structuring, approving and committing to this Agreement, but without affecting Borrowers’ obligation to reimburse Lender for costs associated with this Agreement and the transactions contemplated hereby as provided elsewhere in this Agreement, Borrowers agree to pay Lender a fee in the amount of $55,000, which will be fully earned on the Agreement Date and non-refundable when paid.

b.             For services performed by Lender in connection with Lender’s continuing administration hereof, on each anniversary of the initial date of funding and continuing so long as any Loan shall remain outstanding or this Agreement shall not have been terminated, Borrowers shall pay to Lender a fee of in an amount equal to the greater of (i) 0.50% of the Maximum Line Amount, and (ii) $15,000.

c.             In consideration of the maintenance of Lender’s commitment hereunder, Borrowers will pay Lender a monthly fee at the rate of 0.25% per annum of the difference between (i) the Maximum Line Amount, minus $1,000,000, less (ii) the average daily outstanding principal balance of Revolving Loans hereunder.  Such fee is payable monthly in arrears on the first day of each calendar month and on the termination date of this Agreement, beginning on the first such date following the initial date of funding.

d.             So long as no interest is then unpaid, Borrowers may, at their option, prepay the Obligations in full and terminate this Agreement after the first anniversary of the initial date of funding by giving Lender irrevocable written notice of their intention to make such prepayment and termination at least ninety (90) days prior thereto, provided that, in order for notice of such termination by Borrowers to become effective, Borrowers shall, on the date specified for such prepayment, pay to Lender, in cash or by federal wire transfer, the total amount of outstanding Obligations owed to the date of such prepayment, together with the Term Loan Prepayment Fee and a prepayment fee of five percent (5%) of the Maximum Line Amount.

e.             For services performed by Lender in connection with Lender’s continuing administration hereof, Borrowers will pay Lender a monthly fee of $2,500.  Such fee is payable on the first day of each calendar month, beginning on the first such date following the initial date of funding and shall also be due on the termination date of this Agreement for the last month (or part thereof) of this Agreement.

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All of the foregoing fees constitute compensation to Lender for services rendered and are not interest or a charge for the use of money.  Each installment of such fees shall be fully earned when due and payable and shall not be subject to refund or rebate.

12.          Organizational Information

Exact Legal Name	State of Organization	Type of Organization	Organizational Identification Number
Applied LNG Technologies USA, L.L.C.	Delaware	Limited Liability Company	2515877
Arizona LNG, L.L.C.	Nevada	Limited Liability Company	8142-2003
Fleet Star, Inc.	Delaware	Corporation	2276275
Alternative Fuels Technologies, LLC	Texas	Limited Liability Company	800082225
Renewable Alternative Fuels, LLC	Delaware	Limited Liability Company	3642432

13.          Subsidiaries and Investments in Other Persons:  Applied LNG has three subsidiaries:  Fleet Star, Alternative Fuels and Renewable Fuels.  Alternative Fuels has one subsidiary, Alternative Dual Fuels, Inc. (“Dual Fuels”).  Borrowers represent and warrant that Dual Fuels is an inactive subsidiary with no significant assets or liabilities, and each Borrower, without limiting any other restrictions set forth in this Agreement, agrees that it shall not transfer any money or other assets to Dual Fuels or include any assets of Dual Fuels on any Borrowing Base Certificate.

14.          Pending Litigation:  None.

15.          Existing Debt and Guarantees:  Applied LNG owes $3,898,044.43 to Jack B. Kelly, Inc., a portion of which will be repaid from the initial loans made hereunder.  Apollo Resources and Apollo LNG, Inc. collectively owe $6,000,000 to Oliver Kendall Kelley.  While not directly obligated on this debt, Arizona LNG and Applied LNG have granted a security interest in certain of their assets to secure such debt.

16.          Prior Legal Names:  Arizona LNG was previously known as El Paso Field Services, L.P.

Prior or Current Trade or Fictitious Names:  None.

Mergers and Acquisitions:  None.

17.          Locations of Offices and Collateral

Current Chief Executive Office:

3001 Knox Street, Suite 403

Dallas, Texas  75205

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Other Locations of Chief Executive Office in past five years:  None.

Other Current Collateral Locations:

Neadle Moutain Plant:  5499 W. Needle Mountain Rd., Topock, Arizona, 86436

Equipment Storage:  1710 W. Rillita Drive, Tuscon, Arizona

Equipment Storage:  9645 Interchange 552, Amarillo, Texas 79124

Equipment Storage:  1500 Santa Ana Ave., Fontana, California 92337

Office Management:  8101 W. 34th Ave., Amarillo, Texas 79121

18.          Ownership Structure:

a.             Applied LNG owns 100% of the outstanding common stock and membership interests of each of Fleet Star, Alternative Fuels and Renewable Alternative.

b.             TxHLDM, Inc. owns 100% of the membership interests of Arizona LNG.

c.             Apollo LNG, Inc. owns 100% of the membership interests of Applied LNG and 100% of the capital stock of TxHLDM, Inc.

d.             Apollo Resources owns 100% of the common stock of Apollo LNG, Inc.

19.          Owned Real Property:  None.

Leased Real Property (including legal name of landlord and monthly rent):

Applied LNG leases the premises located at 3001 Knox Street, Suite 403, Dallas, Texas  75205 from Schaffer Property Company for $10,330.97 per month.

Warehousemen, processors, consignees, bailees or other Persons in possession or control of any Inventory or Equipment (include name, address where Inventory or Equipment is stored and description of the arrangement):

Applied LNG stores Equipment and/or Inventory at:

(a)           8101 W. 34th Avenue, Amarillo, Texas  79121; such premises is controlled by Golden Spread Energy, and Applied LNG pays $0 per month to such Person in connection with such arrangement;

(b)           9645 Interchange 552, Amarillo, Texas  79121; such premises is controlled by Knox Park Village, L.P. and Applied LNG pays $0 per month to such Person in connection with such arrangement;

(c)           1500 Santa Ana Avenue, Fontana, California  92337; such premises is controlled by Mike Mecurio and Applied LNG pays $0 per month to such Person in connection with such arrangement.

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20.          Bank Accounts:

JP Morgan Chase:  704033745 / Checking

JP Morgan Chase:  2047351099 / Savings

Amarillo National Bank:  60081914 / Checking

21.          Commercial Tort Claims:  None.

22.          Financial Covenants:

(a)           Borrowers shall maintain, as of the last day of each month from and after July 31, 2006, on a consolidated basis, a ratio of Borrowers’ (i) net income (excluding extraordinary gains) before provision for interest expense, taxes, depreciation and amortization, to (ii) interest expense, plus payments of principal actually made or scheduled to be made with respect to indebtedness (other than scheduled but unpaid payments on Subordinated Debt and principal payments on Revolving Loans), plus payments with respect to capitalized leases, plus taxes, plus dividends and distributions, plus unfinanced capital expenditures, of at least 1.0 to 1.  Such ratio shall be calculated as of the end of each month from and after July 31, 2006 and shall be measured (y) for each test date from July 31, 2006 through and including May 31, 2007, for the period from July 1, 2006 through and including such test date, and (z) for each test date from and after June 30, 2007, for the twelve-month period ending on such test date.

(b)           Borrowers shall maintain, on a consolidated basis, a Tangible Net Worth, plus the outstanding principal balance of Subordinated Debt, of at least $7,000,000 at all times.  As used herein, “Tangible Net Worth” means, as of any date, the total assets of Borrowers minus the total liabilities of Borrowers calculated in conformity with GAAP, less all amounts due from Borrowers’ Affiliates and the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, prepaid expenses, unamortized deferred charges, goodwill, intellectual property, unamortized excess cost of investments in subsidiaries over equity at dates of acquisition, and all similar items which should properly be treated as intangibles in accordance with GAAP.

(c)           Borrowers shall not permit, on a consolidated basis, their ratio of (i) all liabilities (excluding the outstanding principal balance of Subordinated Debt), to (ii) Tangible Net Worth, to exceed 1.5 to 1 at any time.

23.          Permitted Purchase Money Debt:  $100,000

24.          Permitted Capital Expenditures:  $250,000 during any fiscal year

25.          Maximum Annual Increase in Officers’ Compensation:  Ten percent (10%) per year over the base amount previously disclosed by Borrowers to Lender.

26.          Annual Financial Statements:  To be audited and certified without qualification by an independent practicing certified public accountant acceptable to Lender.

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27.          Borrowing Base Certificates:  Borrowers shall deliver to Lender a Borrowing Base Certificate no less frequently than weekly by 10:30 a.m. central time prepared as of the close of business on the immediately preceding Business Day.

28.          Field Examinations:  In connection with field examinations of the Collateral, Borrowers, Borrowers’ business and Borrowers’ books and records, Borrowers agree to pay to Lender all of the out-of-pocket examination costs and travel and other expenses incurred by such examiners.

29.          Cross Default Amount:  $ 10,000

30.          Judgment Cross Default Amount:  $ 10,000

31.          Change of Management Default:

OfficerName	Borrower	Office
Wayne McPherson	Applied LNG	Chief Operating Officer
Wayne McPherson	Arizona LNG	Chief Operating Officer
Dennis McLaughlin	Applied LNG	Chief Executive Officer
Dennis McLaughlin	Arizona LNG	Chief Executive Officer

32.          Notice Addresses:

If to Borrowers:	Applied LNG Technologies USA, L.L.C.
3001 Knox Street, Suite 403
Dallas, Texas 75205
Attn.: Mark Ariail
Facsimile No.: 214-389-9805

With a copy to:	Roger A. Crabb, Esq.
Scheef & Stone, L.L.P.
5956 Sherry Lane, Suite 1400
Dallas, Texas 75225
Facsimile No.: 214-706-4242

If to Lender :	FCC, LLC, d/b/a First Capital
3520 Northwest 58th Street
Oklahoma City, Oklahoma 73112
Attn.: John A. Curtis, Senior Vice President
Facsimile No.: 405-917-9660

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With a copy to:	Stephen D. Palmer, Esq.
Greenberg Traurig, LLP
The Forum
3290 Northside Parkway, Suite 400
Atlanta, Georgia 30327
Facsimile No.: 678-553-2261

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EXHIBIT A

[Attach form of Borrowing Base Certificate]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[TO BE PROVIDED ON BORROWERS’ AGENT’S LETTERHEAD]

                                     , 200

FCC, LLC, d/b/a First Capital
3520 Northwest 58th Street
Oklahoma City, Oklahoma  73112
Attn.:  John A. Curtis, Senior Vice President

The undersigned, the                                                of APPLIED LNG TECHNOLOGIES USA, L.L.C., a Delaware limited liability company (“Company”), gives this certificate to FCC, LLC, d/b/a First Capital, a Florida limited liability company (“Lender”), in accordance with the requirements of that certain Loan and Security Agreement dated as of April    , 2006 among Company, ARIZONA LNG, L.L.C. (together with Company, “Borrowers”) and Lender (as amended from time to time, the “Loan Agreement”).  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

No Default exists on the date hereof, other than:                                                [if none, so state].

As of the date hereof, each Borrower is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding any Borrower’s failure to pay or delay in payment of any such rent or other charges.

Set forth on Appendix 1 attached hereto is a true, accurate and complete calculation with respect to the financial covenants of Borrowers under the Loan Agreement.

Yours truly,

APPLIED LNG TECHNOLOGIES USA, L.L.C.

By:
Dennis McLaughlin, Chief Executive Officer

Appendix 1
A.	Minimum Fixed Charge Coverage Ratio Requirement of 1.0 to 1

Fixed Charge Coverage Ratio

(a) net income (excluding extraordinary gains), plus interest expense, plus taxes, plus depreciation and amortization, divided by (b) interest expense, plus principal payments made or scheduled to be made with respect to indebtedness (other than scheduled but unpaid amounts on Subordinated Debt and principal repayments of Revolving Loans) plus payments on capitalized leases, plus taxes, plus dividends and distributions, plus unfinanced capital expenditures

	Net Income	$ , plus
	Interest Expense	$ , plus
	Taxes	$ , plus
	Depreciation	$ , plus
	Amortization	$ equals

	Numerator	$

	Interest Expense	$ , plus
	Principal Payments made and scheduled to be made with respect to indebtedness	$ , plus
	Capitalized Lease Payments	$ , plus
	Taxes	$ , plus
	Dividends & Distributions	$ , plus
	Unfinanced capital expenditures	$ equals

	Denominator	$

	Actual Fixed Charge Coverage Ratio =	to 1

B.	Minimum Tangible Net Worth Plus Subordinated Debt Requirement of $7,000,000.

Tangible Net Worth = Net Worth, plus Subordinated Debt less Intangibles

	Net Worth	$ , plus

	Subordinated Debt	$ , less

	Intangible assets	$

	Actual Tangible Net Worth	$

C.	Maximum Ratio of Liabilities (other than Subordinated Debt) to Tangible Net Worth Requirement of 1.5 to 1

	Liabilities =	$
	Tangible Net Worth =	$

	Actual Ratio of Debt to Tangible Net Worth	= to 1